CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Municipal Trust

We consent to the use of our reports, dated May 27, 2008, for the Evergreen California Municipal Bond Fund and Evergreen Pennsylvania Municipal Bond Fund (the Funds), each a series in the Evergreen Municipal Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

July 28, 2008